Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diffusion Pharmaceuticals Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206408, No. 333-206409, No. 333-218060, No. 333-226782, No. 333-233381, and No. 333-238233) on Form S-8, (No. 333-222203, No. 333-233686, No. 333-234234, No. 333-235670, and No. 333-238818) on Form S-1, and (No. 333-218062, No. 333-222879, No. 333-231541, and No. 333-249057) on Form S-3 of Diffusion Pharmaceuticals Inc. of our report dated March 16, 2021, with respect to the consolidated balance sheets of Diffusion Pharmaceuticals Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Diffusion Pharmaceuticals Inc.

/s/ KPMG LLP

McLean, Virginia
March 16, 2021